BY LAWS OF VITACIG, INC.

As Amended

ARTICLE I

MEETINGS OF THE SHAREHOLDERS

1.                    Shareholders' meetings shall be held at the principal office or place of business of this Corporation.

2.                    The annual meeting of the Shareholders of this Corporation shall be held at its principal office of the Corporation on the first day of February of each year, beginning with the year 2014, or any address duly noted in a proper notice delivered in accordance with these Bylaws, at which time the Shareholders of the Corporation shall elect, by ballot, a Board of Directors for the ensuing year, and the Shareholders shall transact any other business which properly comes before them.

3.                   Shareholders may conduct Shareholder meetings telephonically so long as proper notice is given as described herein and minutes of any such meeting specifically and explicitly state that said meeting was held telephonically.

4.                    A notice setting out the time and place of the annual meeting shall be mailed, postage prepaid, to each Shareholders of record, at the address that appears on the stock ledger of the Corporation, or if no address appears, at the last known place of address, at least ten (10) days and no more than (60) days prior to the annual meeting.  Shareholder's may be noticed via an email account duly registered with the Secretary of the Company so long as confirmation of receipt from the Shareholder is received and recorded by the Secretary of the Company no later than eleven (11) days prior to the annual meeting.

5.                    Except as otherwise provided by Statute or the Articles of Incorporation, at all meetings of shareholders of the Corporation the presence at the commencement of such meetings, in person or by proxy, of shareholders of record holding a majority of the total number of shares of the Corporation then issued and outstanding and entitled to vote, but in no event less than one-third (1/3) of the shares entitled to vote at the meeting, shall constitute a quorum for the transaction of any business.  If any shareholder leaves after the commencement of a meeting and the establishment of a quorum, such departure(s) shall have no effect on the existence of a quorum.

6.                    If a quorum is not present at the annual meeting, the Shareholders present in person or by proxy may adjourn to any future time as shall be agreed upon by them, and notice of the adjournment shall be mailed, postage prepaid, to each Shareholder at least five (5) days before the adjourned meeting; but if a quorum is present, they may adjourn from day to day as they see fit, and no notice of adjournment need be given.

7.                    Special meetings of the Shareholders shall be held at the same place as the annual meetings. These meetings may be called at any time by the President, any two

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Directors, or the holders of more than fifty percent (50%) of the shares of the capital stock of the Corporation. The Secretary shall mail a notice of the call for a special meeting of the Shareholders to each Shareholder of the Corporation, at least ten (10) days before the meeting, and the notice shall state the time and place of the meeting and the object thereof. Shareholder's may be noticed via an email account duly registered with the Secretary of the Company so long as confirmation of receipt from the Shareholder is received and recorded by the Secretary of the Company no later than eleven (11) days prior to the annual meeting. No business shall be transacted at a special meeting except as stated in the notice sent to the Shareholders, unless by the unanimous consent of all Shareholders, either in person or by proxy, such that all stock is represented at the meeting.

8.                   Each Shareholder shall be entitled to one (1) vote for each share of Common Stock. There shall be no cumulative voting. Any holder of a duly issued preferred stock shall retain voting rights as set forth by the Board as it defines the specific series of stock. Each Shareholder stands in his or her own name on the books of the Corporation, whether represented in person or by proxy.

9.                    All Shareholders must duly register their electronic address with the Secretary of the Corporation to be kept with the share ledger of the Corporation by filing, in writing, authorization for the Corporation to give notice to the Shareholder of any and all Shareholder meetings in accordance with the Bylaws of the Corporation.

10.                 All proxies shall be in writing and properly signed.

11.                 The following order of business shall be observed at all annual and special meetings of the Shareholders so far as practicable:

1. Calling the roll.

2. Reading, correction and approval of minutes of previous meeting.

3. Reports of Officers.

4. Reports of committees.

5. Election of Directors.

6. Unfinished business.

7. New business.

BY LAWS OF VITACIG, INC.

ARTICLE II

STOCK

1.     Certificates of stock shall be in a form adopted by the Board of Directors and shall be signed by the President or Vice President and the Secretary and be attested by the corporate seal.

2.      All certificates shall be consecutively numbered.  The name of the person owning the shares with the number of the shares and the date of issue shall be entered on the Corporation's books.

3.      All certificates of stock transferred by endorsement on the certificate shall be surrendered for cancellation and new certificates issued to the purchaser or assignee.

4.      Shares of stock shall be transferred only on the books of the Corporation by the holder in person, by an attorney or by a transfer agent approved by the Board of Directors in accordance with these Bylaws.

5.      No certificate representing shares shall be issued until the full amount of consideration therefore has been paid, or until the full value of services rendered, payment in kind has been approved and authorized by the Board of Directors in accordance with these Bylaws.

6.      The Corporation shall maintain a ledger of the stock records of the Corporation. Transfers of shares of the Corporation shall be made on the stock ledger of the Corporation only at the direction of the holder of record upon surrender of the outstanding certificate(s). The Corporation shall be entitled to treat the holder of record of any share or shares as the absolute owner thereof for all purposes and, accordingly, shall not be bound to recognize any legal, equitable or other claim to, or interest in, such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.

BY LAWS OF VITACIG, INC.

ARTICLE III

THE BOARD OF DIRECTORS

1.     A Board of one (1) Director shall be chosen annually by the Shareholders at their annual meeting to manage the affairs of the Corporation. This number may be increased or decreased by amendment of these Bylaws, by the Shareholder's in accordance with these  Bylaws or by unanimous consent of all Directors sitting at such time, but shall in no case be less than one (1) Director. The member(s) of the Board, who need not be shareholders, shall be elected by a majority of the votes cast at a meeting of shareholders entitled to vote in the election. The term of office for any elected Board member shall be one (1) year.

2.      Vacancies in the Board of Directors due to death, increase in the number of Directors per Article III(1), resignation or other causes shall be filled by the remaining Directors choosing a Director to fill the unexpired term. Said Director need not be a Shareholder. In the event that no Directors remain, Officers of the Corporation shall assign, temporarily, a Shareholder of their choosing to the position of Director until such time that a Shareholder meeting shall nominate, second and vote upon at least one (1) Director from the shareholders.

3.      Regular meetings of the Board of Directors shall be held on the second (2nd) Tuesday of every third (3rd) month, beginning on March 11, 2014 at the office of the Corporation, or at any other time and place as the Board of Directors shall by resolution designate.

4.      Annual meetings of the Board of Directors shall be held at the principle offices of the Corporation, at a place to be determined no later than thirty (30) days prior to the annual meeting of the Board of Directors on the fifteenth (15th) day of January each year beginning in 2014.

5.      Special meetings may be called by the President or any two (2) Directors by giving five (5) days written notice to each Director delivered personally, by mail, courier or shipping Corporation; or by giving ten (10) days written notice via email if confirmation is received by the Secretary no later than six (6) days prior to the date of a special meeting. If mailed by U.S. Postal Service, such notice shall be deemed delivered upon deposit in the United States Mail with prepaid postage.  If delivered through a third party delivery service, such notice shall be deemed delivered upon delivery to the third party or an agent thereof.

6.     Any meeting, regular, annual, special or otherwise, may be conducted telephonically so long as proper notice is given as described herein and minutes of any such meeting specifically and explicitly state that said meeting was held telephonically.  All members of the Board of Directors present at any such telephonic meeting shall sign the minutes.  Minutes of telephonic meetings ONLY, may be signed in counterparts.

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7.     A majority of the Directors shall constitute a quorum. A majority of the Directors present at the time and place of any regular or special meeting, although less than a quorum, may adjourn the same from time to time without notice, until a quorum shall be present.

8.      The Directors shall have the general management and control of the business and affairs of the Corporation and shall exercise all the powers that may be exercised or performed by the Corporation, under the statutes, the Certificate of Incorporation, and the Bylaws.

9.     No Director shall receive compensation for any duties performed as a member of the Board, except by unanimous consent of the Board of Directors. Any and all amounts of compensation shall be reasonable and in no way burdensome to the Corporation or a hindrance to the operations of the Corporation.

ARTICLE IV

OFFICERS

1.     The Officers of this Corporation shall consist of a President, a Treasurer, a Secretary, and any other Officers as shall from time to time be chosen and appointed. Any Officer may be, but is not required to be, a member of the Board.  All Officers of the Corporation shall be elected by the Board at a regular annual meeting or special meeting of the Board. Each Officer shall hold office for a term of one (1) year, to be automatically renewed, unless the Board takes action to terminate for cause at any regular, annual, or special meeting.

2.      Any Officer may resign at any time by giving written notice of such resignation to the Secretary of the Corporation or to a member of the Board. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Board member or by such Officer, and the acceptance of such resignation shall not be necessary to make it effective. Any Officer may be removed either with or without cause, and a successor elected by a majority vote of the Board at any duly noticed meeting of the Board.

3.      A vacancy in any office may at any time be filled for the unexpired portion of the term by a majority vote of the Board at any duly noticed meeting of the Board.

4.      The President shall preside at all meetings of the Directors and Shareholders and shall have general charge of the affairs of the Corporation subject to the Board of Directors.

5.     The Secretary shall countersign all certificates of stock of the Corporation and keep a record of the minutes of the proceedings of meetings of Shareholders and Directors, and shall give notice as required in these Bylaws of all meetings. He or she shall have custody of all books, records, and papers of the Corporation, except those in the charge of the Treasurer or of some other person authorized to have custody and possession by a resolution of the Board of Directors

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6.     The Treasurer shall keep accounts of all moneys of the Corporation received or disbursed, and shall deposit all money and valuables in the name of and to the credit of the Corporation in the banks and depositories as the Board of Directors shall designate.

7.      The duties of all other Officer positions shall be enumerated and defined through an employment contract duly incorporated by a resolution of the Board or by a resolution of the Board alone. Before an Officer position is created, any motion to create a new position shall be accompanied by a draft employment contract that shall establish the parameters, terms, duties, obligations and benefits of the Officer position or by a resolution of the Board establishing the same.

8.      The salaries of all Officers shall be fixed by the Board of Directors, and may be changed from time to time by a majority vote of the Board at any duly noticed meeting of the Board and shall be memorialized in duly executed employment contracts

ARTICLE V

THE SEAL/YEAR END

1.            The corporate seal of this Corporation shall be a circular seal with the name of the Corporation around the border and the year of incorporation in the center.

2.            The Corporate fiscal Year end shall be April 30.

ARTICLE VI

AMENDMENTS

1.     Any of these Bylaws may be amended by majority vote of the Shareholders at any annual meeting, or at any special meeting called for the purpose of voting on said amendments to the Bylaws.

2.     The Board of Directors may adopt additional Bylaws in harmony with, but shall not alter or repeal any Bylaws adopted by the Shareholders of the Corporation.

ARTICLE VII

INDEMNIFICATION

1.     Any Officer, Director or employee of the Corporation shall be indemnified to the fullest extent allowed by the laws of the State of Nevada by the Corporation.

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ARTICLE VIII

ELECTRONIC COMMUNICATIONS

1.     Notwithstanding, any and all proceeding provisions of these by-laws, where practicable and in the view of the Board of Directors, and or Officers; whose determination shall be final and unappealable; desirable, any and all procedures taken in accordance with these By-Laws may be undertaken in an entirely electronic/telephonic format, including but not limited to notices, meetings, voting, mailing, proxies, writings, signings, etc.

2.      The limitation of the Corporation to Act via electronic means, shall be limited only by the requirements of state and federal law.

3.      To enhance the effectiveness of this Article, all shareholders shall be required to register an electronic address (email or other form of electronic communication system) to which communications can be sent, and shall notify the corporation upon change of said electronic address. Shareholders shall be notified of this provision prior to holding shares, and delivery of any communications to the registered electronic address shall be considered effective unless otherwise limited by force of law

Certified to be the Amended Bylaws of the Corporation adopted by the Board of Directors.

/s/ Mark Linkhorst

Mark Linkhorst, Sole Director